Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our Independent Auditor’s Report dated March 2, 2011 regarding the consolidated balance sheets of Santa Lucia Bancorp and Subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for the three years ended December 31, 2010, in the Form 10-K filed with the Securities and Exchange Commission.

Laguna Hills, California
March 2, 2011